Exhibit 12.2

FIVE STAR QUALITY CARE, INC. COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DISTRIBUTIONS (in thousands except ratios)

	Nine months ended September 30,		Year ended December 31,

	2004	2003	2003	2002	2001

Consolidated earnings (loss)	$2,892	$(4,646)	$(6,500)	$(12,925)	$527
Consolidated fixed charges	552	1,031	1,439	249	--
Preferred distributions	--	--	--	--	--

Ratio of consolidated earnings to combined fixed charges and preferred distributions	5.2x	N/M	N/M	N/M	N/M
Deficiency	N/A	6,708	9,378	13,423	N/A

Calculation of fixed charges: Interest expense	$336	$824	$1,164	$198	--
Interest expense capitalized	--	--	--	--	--
Interest component of capitalized lease expense	--	--	--	--	--
Amortization of debt discounts	--	--	--	--	--
Amortization of capitalized deferred finance costs	216	207	275	51	--

Fixed charges	$552	$1,031	$1,439	$249	--

Calculation of consolidated earnings (loss): Consolidated net income	$2,340	$(5,677)	$(7,939)	$(13,174)	$527
Consolidated fixed charges	552	1,031	1,439	249	--

Consolidated earnings (loss)	$2,892	$(4,646)	$(6,500)	$(12,925)	$527

Exhibit 12.2
(continued)

FIVE STAR QUALITY CARE, INC. COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DISTRIBUTIONS (in thousands except ratios)

	Integrated Health Services, Inc. (A predecessor)		Mariner Post Acute Network, Inc. (A predecessor)

	Year ended December 31,		Year ended December 31,

	2000	1999	2000	1999

Consolidated earnings (loss)	$(23,199)	$(123,040)	$(7,300)	$(43,623)
Consolidated fixed charges	2,053	3,899	121	181
Preferred distributions	--	--	--	--

Ratio of consolidated earnings to combined fixed charges and preferred distributions	N/M	N/M	N/M	N/M
Deficiency	27,305	130,838	7,542	43,985

Calculation of fixed charges: Interest expense	$2,053	$3,899	$121	$181
Interest expense capitalized	--	--	--	--
Interest component of capitalized lease expense	--	--	--	--
Amortization of debt discounts	--	--	--	--
Amortization of capitalized deferred finance costs	--	--	--	--

Fixed charges	$2,053	$3,899	$121	$181

Calculation of consolidated earnings (loss): Consolidated net income	$(25,252)	$(126,939)	$(7,421)	$(43,804)
Consolidated fixed charges	2,053	3,899	121	181

Consolidated earnings (loss)	$(23,199)	$(123,040)	$(7,300)	$(43,623)